UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 25, 2005
BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-8897 (Commission File Number)	06-1119097 (I.R.S. Employer Identification No.)
300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)
(614) 278-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On October 29, 2004, Big Lots, Inc. (the “Company”), by and through certain of its subsidiaries, entered into a five-year $500.0 million unsecured credit facility with a syndicate of lenders (the “2004 Credit Agreement”). The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios – a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the 2004 Credit Agreement, which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.
On October 25, 2005, the Company and the lenders entered into an amendment to the 2004 Credit Agreement (the “First Amendment”). The First Amendment modified the definition of Consolidated EBITDAR, an element used in calculating the leverage ratio and fixed charge coverage ratio, and modified certain exhibits in order to eliminate the impact of $60 million in charges related to the retail store closings announced by the Company in October 2005. This summary of the First Amendment is qualified in its entirety by reference to Exhibit 10.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, the 2004 Credit Agreement provides the Company with access to revolving loans and includes a $30.0 million swing loan sub-limit, a $50.0 million bid loan sub-limit, and a $150.0 million letter of credit sub-limit. At October 25, 2005, the total indebtedness under the 2004 Credit Agreement was $304.3 million, comprised of $225.0 million in revolving credit loans, $11.9 million in swing loans, no bid loans, and $67.4 million in letters of credit. As the Company continues to prepare for the holiday season, it expects borrowings and letters of credit to increase to approximately $375.0 million through the end of November 2005. Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year and the Company’s need to acquire merchandise inventory.
The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin. The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders. The weighted average interest rate of the outstanding loans at October 25, 2005 was 4.60%. The Company typically repays and/or borrows on a daily basis in accordance with the terms of the 2004 Credit Agreement. The daily activity is a net result of the Company’s liquidity position which is affected by (i) cash inflows such as store cash, credit card settlements, and other miscellaneous deposits, and (ii) cash outflows such as check clearings, wire and other electronic transactions, and other miscellaneous disbursements.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits. Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description
10.1	Credit Agreement dated October 29, 2004 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated October 29, 2004).

10.2*	First Amendment to Credit Agreement dated October 25, 2005.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: October 28, 2005	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary